UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 5, 2009

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-25663	20-3502861
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997

(Address of Principal Executive Office) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

Item 5.02

Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2009, the board of directors of Ecosphere Technologies, Inc. (the “Company”) approved an amendment to the compensation arrangement with Dennis McGuire, the Company’s President and Chief Technology Officer.  As part of the Company’s cost-cutting measures, Mr. McGuire asked the Compensation Committee to review a new compensation structure with a substantially reduced base salary. For a two-year term beginning May 1, 2009 and terminating on April 30, 2011, Mr. McGuire will be paid $250,000 per year. This sum is substantially less than his prior salary. Mr. McGuire’s prior performance bonus was terminated. He will now receive a bonus of 3% of the Company’s revenues from operations, including licensing revenues from any transaction with Bledsoe Capital Group, LLC or a similar licensing arrangement. In addition, Mr. McGuire shall be eligible for an annual bonus at the discretion of the Board of Directors. The previous terms of his compensation filed in a Form 8-K on June 23, 2008 are revoked in all respects.

Item 8.01

Other Events

On May 5, 2009, the Company authorized the issuance of one five-year warrant for each dollar of principal invested to holders of its Secured Convertible Notes, convertible at $0.36 per share, who extend their Notes. These Notes become due beginning in August 2009. The holders include the Company’s Chairman and Chief Executive Officer, Executive Vice President and Audit Committee Chairman, each of whom plans to extend his Note. The new warrants will be exercisable at $0.25 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

By:	/s/ PATRICK HASKELL
Patrick Haskell Chief Executive Officer

Date:  May 8, 2009